UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Killbuck Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

KILLBUCK BANCSHARES, INC. NOTICE OF ANNUAL MEETING AND PROXY STATEMENT ANNUAL SHAREHOLDERS MEETING MAY 14, 2012

KILLBUCK BANCSHARES, INC.
165 N. Main Street
Killbuck, OH  44637

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON
MAY 14, 2012

TO THE HOLDERS OF SHARES OF COMMON STOCK:

Notice is hereby given that the Annual Meeting of the Shareholders of Killbuck Bancshares, Inc. (the "Corporation") will be held at the main office of the Corporation, 165 N. Main Street, Killbuck, Ohio, on Monday, May 14, 2012, at 7:00 p.m. (local time), for the purpose of considering and voting upon the following matters:

1.
The election of Craig Lawhead, Allan Mast, Dean Mullet and Luther Proper (to be elected to Class B of the Corporation's staggered Board of Directors) to serve a three-year term or until their successors shall have been elected and qualified.  The Board of Directors of the Corporation recommends a vote “For” the election of the foregoing nominees to the Corporation’s Board of Directors.

2.	Advisory Vote on the Appointment of the Independent Registered Public Accounting Firm.

3.
To transact such other business as may properly come before the meeting or any adjournment thereof.  The Board of Directors at present knows of no other business to be presented by or on behalf of the Corporation.

Shareholders of record at the close of business on March 30, 2012, are the only shareholders entitled to notice of and to vote at the Annual Shareholders Meeting.

By order of the Board of Directors Craig A. Lawhead Craig A. Lawhead, President and Chief Executive Officer

April 9, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2012

The proxy statement and annual report to security holders are available at http://materials.proxyvote.com/494113.  The following items are available at the specified web site:

●	The proxy statement being issued in connection with the 2012 Annual Meeting of Shareholders;
●	The Corporation’s 2011 Annual Report to Shareholders; and
●	The form of proxy for use in connection with the 2012 Annual Meeting of Shareholders.

IMPORTANT

PLEASE CONTACT MR. CRAIG LAWHEAD AT (330)276-4881 IF YOU WOULD LIKE INFORMATION ON HOW TO OBTAIN DIRECTIONS TO BE ABLE TO ATTEND THE MEETING AND VOTE IN PERSON.  WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE.  NO POSTAGE IS REQUIRED.

KILLBUCK BANCSHARES, INC.
KILLBUCK, OHIO

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Killbuck Bancshares, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, May 14, 2012, in accordance with the foregoing notice.

Killbuck Bancshares, Inc. is a registered bank holding company of which The Killbuck Saving Bank Company (hereinafter collectively "Corporation") is its principal subsidiary.

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Corporation.  All costs associated with the solicitation will be borne by the Corporation.  The Corporation does not intend to solicit proxies other than by use of the mails, but certain officers and regular employees of the Corporation or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.  The proxy materials are first being mailed to shareholders on or about April 9, 2012.

Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary of the Corporation prior to the exercise of the proxy or in person by voting at the meeting.  The shares will be voted in accordance with the direction of the shareholder as specified on the proxy.  In the absence of instructions, the proxy will be voted "FOR" the election of the four persons listed in this Proxy Statement and “FOR” the appointment of S.R. Snodgrass to serve as the Corporation’s independent registered public accounting firm for the year 2012.

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

The Nominating and Governance Committee of the Board of Directors has determined that all directors are independent as defined by the NASDAQ listing standards, with the exception of:  Luther E. Proper, who resigned as the Corporation’s President and Chief Executive Officer effective March 21, 2011, and Craig A. Lawhead, who was appointed to the Corporation’s Board of Directors effective December 13, 2010 and assumed the positions as President and Chief Executive Officer of the Corporation on March 21, 2011.

Directors deemed independent by the Nominating and Governance Committee include Messrs. Baker, Bratton, Mast, Miller, Mullet, Patterson, Taylor and Yoder.  With respect to those directors deemed to have met the independence standards under the NASDAQ listing standards, the Nominating and Governance Committee reviewed and considered the following specific related party transactions:

Director Miller:  During 2011, the Corporation paid legal fees in the amount of $65,476 to the law firm of Miller, Mast, Mason & Bowling, Ltd., of which Director Miller is a partner.  Upon review, the Nominating and Governance Committee determined that the Corporation’s relationship with Miller, Mast, Mason & Bowling, Ltd. during 2011 does not cause Director Miller to not meet the independence requirements of the NASDAQ listing standards.  Director Miller is not a member of the Corporation’s Audit Committee.

Director Mast:  During 2011, the Corporation paid $9,785 to Holmes M&M Construction Co., of which Director Mast is the President. Upon review, the Nominating and Governance Committee determined that the Corporation’s relationship with Holmes M&M Construction Co. during 2011, or any of the three prior fiscal years, does not cause Director Mast to not meet the independence requirements of the NASDAQ listing standards.  Director Mast is not a member of the Corporation’s Audit Committee.

In addition, all directors of the Corporation and their associates were customers of, and have had transactions with, the Corporation in the ordinary course of business during 2011.  These transactions consisted of extensions of credit by the Corporation in the ordinary course of business and were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons.  In the opinion of the management of the Corporation, those transactions do not involve more than a normal risk of being collectible or present other unfavorable features.

Except for the transactions described above, no director, executive officer or beneficial owner of more than five percent of the Corporation’s outstanding voting securities (or any member of their immediate families) engaged in any transaction with the Corporation during 2011 in which the amount involved exceeded $120,000.  It is, however, customary and routine for directors, officers and employees of community banks and their spouses, family members and associates to do business with their community bank.  Such a relationship, including routine banking business, is viewed as beneficial to the Corporation and is encouraged, so long as such relationships are fair and reasonable to the Corporation and are entered into upon terms and conditions generally available to the public, or similar to that which could be obtained from an independent third party.  In that regard, pursuant to the Corporation’s Code of Ethics and Business Conduct, the Corporation may do business and have financial dealings with directors, officers and employees and their respective spouses, family members and associates provided either of the following criteria are satisfied:

·
such business or financial dealings involve the Corporation’s subsidiary banks or any other financial services subsidiary providing banking or financial services to such person in the ordinary course of business upon terms and conditions generally available to the public, to the extent such arrangements are made in compliance with all applicable banking and securities laws and regulations; or

·
the terms and conditions of such relationship have been presented to and approved by the Audit Committee of the Corporation’s Board of Directors, including any “related party transaction” requiring disclosure in the Corporation’s annual meeting proxy statement.  In the event any member of the Audit Committee, any entity controlled by such member, or any associate or family member of such member, proposes to provide products or services to the   Corporation, such member must recluse him or herself from the discussion and decision about the appropriateness of such arrangement.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only shareholders of record at the close of business on March 30, 2012, will be eligible to vote at the Annual Meeting or any adjournment thereof.  As of March 30, 2012, the Corporation had outstanding 613,521 shares of no par value common stock.  Shareholders are entitled to one vote for each share of common stock owned as of the record date.

All directors and executive officers of the Corporation as a group (comprised of twelve individuals), beneficially held 16,621 shares of the Corporation's common stock as of March 30, 2012, representing 2.71 percent of the outstanding common stock of the Corporation.

Principal Shareholders

To the Corporation’s knowledge, except as noted below, no person or entity owns beneficially, directly or indirectly, 5 percent or more of the Corporation’s outstanding common stock as of March 30, 2012.

	Amount and Nature of	% of
Name and Address of Beneficial Owner	Beneficial Ownership(1)	Class

The Holmes Limestone Co. P.O. Box 295 Berlin, Ohio 44610	45,120 Shares(2)	7.35

______________________
(1)	All shares subject to sole voting and investment power unless otherwise indicated.
(2)	The source for this information is a Form SC 13-G, as filed by shareholder with the Securities and Exchange Commission on August 27, 1998.

PROPOSAL #1
ELECTION OF DIRECTORS AND INFORMATION
WITH RESPECT TO DIRECTORS AND OFFICERS

Classification System for the Election of Directors

The Corporation has a staggered system for the election of directors.  Directors are divided into three classes as nearly equal in number as possible.  On December 13, 2010, the Corporation’s Board of Directors adopted resolutions increasing the number of total members of the Board from nine to ten, which increase went into effect as of that date.  At that time, the Board also appointed Craig Lawhead to fill the newly-created vacancy in the Board of Directors. Mr. Lawhead has been appointed to class B of the Corporation’s Board, and his initial term will expire at this year’s Annual Meeting of the Shareholders.   Additionally, as reported by the Corporation in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2011, Kenneth E. Taylor agreed to take an indefinite and unpaid leave of absence from the Corporation’s Board of Directors effective October 3, 2011 to focus his attention on personal legal matters.  As indicated in the Form 8-K, the agreed-upon leave of absence constitutes neither Mr. Taylor’s permanent resignation nor his permanent removal from the Board at this time.  At this time, Mr. Taylor’s leave of absence from service on the Board of Directors remains in effect.

Each class of directors is elected to serve a three-year term.  The nominees receiving the greatest number of votes will be elected as directors.  There is no minimum number of votes required to elect a director.  Shares represented at the annual meeting in person or by proxy but withheld or otherwise not cast for the election of directors, including abstentions and broker non-votes, will have no impact on the outcome of the election.  The Board of Directors has no policy regarding Board member attendance at the annual meeting of shareholders.  All directors were in attendance at last year's meeting of the shareholders.

Information with Respect to Nominees

The following information is provided with respect to each Class B (term to expire in 2012) nominee for director and each present and continuing director whose term of office extends beyond the Annual Meeting of the Corporation's Shareholders.  If elected, the term of these individuals will expire in 2015.

Name and Age	Principal Occupation During Past Five Years	Director of the Corporation Since

Dean J. Mullet (Age 60) Term expires 2012	CEO, Mullet Cabinet, Inc. and CEO, Fryburg Door	1996

Luther E. Proper (Age 63) Term expires 2012	Senior VP Administration. Former President and CEO, Killbuck Bancshares, Inc. and CEO of The Killbuck Savings Bank Co. Mr. Proper retired from these positions effective March 21, 2011.	1992

Allan R. Mast, Chairman (Age 62) Term expires 2012	President, Holmes M&M Construction Co.	1992

Craig A. Lawhead (Age 54) Term expires 2012	Effective March 21, 2011, Mr. Lawhead assumed the positions of President and CEO of the Corporation and CEO of the Killbuck Savings Bank Co. Prior to this appointment, Mr. Lawhead served as VP and Treasurer of the Corporation. On May 10, 2010 Mr. Lawhead assumed the position of President of The Killbuck Savings Bank Co. Prior to this appointment, Mr. Lawhead served as EVP and Senior Lending Officer of The Killbuck Savings Bank Co. Mr. Lawhead’s term as executive officer is subject to annual renewal by resolution of the Board of Directors.	2010

BOTH THE NOMINATING AND GOVERNANCE COMMITTEE AND THE  BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” EACH OF THE INDIVIDUAL NOMINEES LISTED ABOVE.

Information with Respect to Directors Not Standing for Reelection

Name and Age	Principal Occupation During Past Five Years	Director of the Corporation Since

Ted Bratton (Age 51) Term expires 2013	Farming, and Oil and Gas Production	1999

Max A. Miller (Age 56) Term expires 2013	Attorney-at-Law, Miller, Mast, Mason & Bowling, Ltd.	2001

Michael S. Yoder (Age 70) Term expires 2013	Owens-Brockway (Retired 1999)	1994

John W. Baker (Age 67) Term expires 2014	Retired (Former President, Burgett Insurance)	1992

Gail E. Patterson (Age 68) Term expires 2014	Retired (Former President and CEO, Holmes-Wayne Electric Co-Op)	2006

Kenneth E. Taylor* (Age 59) Term expires 2014	Farmer	1995
*
Effective October 3, 2011, Kenneth E. Taylor took an indefinite and unpaid leave of absence from the Corporation’s Board of Directors, which constitutes neither his permanent resignation nor his permanent removal from the Board.   At this time, Mr. Taylor’s leave of absence from service on the Board of Directors remains in effect.

The business experience of each of the above-listed nominees and directors during the past five years was that typical to a person engaged in the principal occupation listed.  Unless otherwise indicated, each of the nominees and directors has had the same position or another executive position with the same employer during the past five years.

Shareholders desiring to nominate individuals to serve as directors may do so by following the procedure outlined in the Corporation's Code of Regulations requiring advance notice to the Corporation of such nomination and certain information regarding the proposed nominee.

Security Ownership of Management

Name	Shares of Corporation Common Stock Owned Beneficially as of 3/30/12	Percentage of Beneficial Ownership as of 3/30/12
Max A. Miller	500	.08%
John W. Baker	106	.02%
Theodore A. Bratton(1)	281	.05%
Gail E. Patterson (2)	1,135	.18%
Craig A. Lawhead	1,680	.27%
Allan R. Mast (3)	2,415	.39%
Dean J. Mullet(4)	701	.11%
Luther E. Proper	7,105	1.16%
Kenneth E. Taylor	2,188	.36%
Michael S. Yoder(5)	400	.07%
Victor H. Weaver(6)	100	.02%
Lawrence M. Cardinal	10	.00%
All directors and executive officers as a group (12 persons)	16,621	2.71%

(1)	Includes 174 shares owned individually and 107 shares owned jointly with spouse.
(2)	Includes 227 shares owned individually and 908 shares owned jointly with spouse.
(3)	Includes 395 shares owned individually, 1,205 shares owned jointly with spouse and 815 shared owned by Holmes M&M Construction
(4)	Includes 150 shares owned individually, 351 shares owned jointly with spouse and 200 shares owned individually by spouse.
(5)	Includes 250 shares owned individually and 150 shares owned individually by spouse.
(6)	Includes 100 shares owned jointly with spouse.

Committees of the Board of Directors

Committees

The Board of Directors conducts its business through meetings of the Board and through its committees.  In accordance with the Code of Regulations of the Corporation, the Board of Directors has appointed and maintains an Audit Committee, Nominating and Governance Committee, Executive Committee, Investment & Funds Management Committee and Loan Committee.

The Corporation's nominating function is performed by the Nominating and Governance Committee, which is composed of Messrs. Baker, Bratton, Mullet, Mast, Miller (Chairman) and Proper. In conducting its nominating function, the Nominating and Governance Committee is responsible for making annual nominations for directors to fill vacancies created by expired terms of directors and from time to time, making appointments to fill vacancies created prior to the expiration of a director's term.  During 2011, the Nominating and Governance Committee met once to consider and act upon the nomination of directors.  Each member of the Nominating and Governance Committee meets the independence requirements prescribed under the NASDAQ Marketplace listing standards, except Mr. Proper.  The Board of Directors has adopted a written charter for the Nominating and Governance Committee which may be found on the Corporation’s website at http://www.killbuckbank.com.   While the Nominating and Governance Committee will consider nominating persons recommended by shareholders, it has not actively solicited recommendations from the Corporation's shareholders for nominees.  Shareholders may submit the name and qualifications of a recommended nominee for election to the Board of Directors to the attention of the Chairman of the Nominating and Governance Committee.  Each shareholder recommendation that is supported by adequate information about the candidate’s qualifications will be evaluated by the Nominating and Governance Committee.  Shareholders may refer to the criteria set forth in the Corporation’s Code of Regulations and the Killbuck Bancshares, Inc. Corporate Governance Guidelines regarding nominee qualifications. The Nominating and Governance Committee is not obligated to recommend to the Board, nor is the Board obligated to nominate, any such individual for election to the Board of Directors.  Shareholders may also nominate persons for election to the Board of Directors by following the procedures contained in the Corporation's Code of Regulations.  These procedures are discussed more thoroughly in this proxy statement under the section captioned "Shareholder Proposals."

The identification and evaluation of all candidates for nominee to the Board of Directors are undertaken on an ad hoc basis within the context of the Corporation's strategic initiatives at the time a vacancy occurs on the Board.   In evaluating candidates, the Committee considers a variety of factors, including:  the depth and breadth of the candidate’s business and civic experience in leadership positions; the candidate’s particular skills or expertise; the candidate’s integrity, independence and experience (including experiences in finance and banking); the candidate’s familiarity with accounting rules and practices; and the candidate’s compatibility with existing members of the Board.  Solely for purposes of maintaining a diverse mix of individuals on the Board of Directors, special consideration is given to experience, skills or expertise, and the depth and breadth of their business and civic experience in leadership positions.   Other than the foregoing, there are no stated minimum criteria for nominees, although the Committee may consider such other factors as it may deem at the time to be in the best interest of the Corporation and its shareholders, which factors may change from time to time.

As currently comprised, the Board of Directors is a diverse group of individuals who are drawn from various market sectors and industry groups with a presence in the Bank’s markets.  Board members are individuals with knowledge and experience who serve and represent the Corporation’s geographic footprint throughout the counties and communities served.  Current board representation by outside directors demonstrates a background in insurance, manufacturing, agriculture, law, oil and gas production, and construction and development, with the expertise of these individuals covering a broad range of skills.  In addition, generational attributes further broaden the diversity of the full board.  What follows is a brief description of the particular experience and qualifications of each outside member of the Corporation’s Board of Directors.

Max A. Miller.  Mr. Miller is a partner in the law firm of Miller, Mast, Mason & Bowling, Ltd., where he specializes in business law and estate planning.

John W. Baker.  Prior to his retirement, Mr. Baker was the owner and President of Burgett Insurance.  Mr. Baker has extensive knowledge on the subjects of bonding and general insurance and is experienced in the valuation of real estate.

Theodore A. Bratton.  Mr. Bratton served on the Board of Directors of the Commercial and Savings Bank of Danville prior to its acquisition by the Bank in 1998.  His experience in agriculture and oil and gas production is valuable to the Bank’s lending in those markets.  He currently serves as a Township Trustee in Knox County.

Gail E. Patterson.  Prior to his retirement, Mr. Patterson served as the President and CEO of Holmes-Wayne Electric Co-Op.  In addition, prior to his appointment as President and CEO, Mr. Patterson also served as that company’s Chief Financial Officer and has significant experience with respect to financial and accounting matters.

Allan R. Mast.  Mr. Mast is the President of Holmes M&M Construction Co., a company which specializes in commercial construction.  He has significant knowledge regarding commercial real estate and development matters.

Dean J. Mullet.  Mr. Mullet is the CEO for both Mullet Cabinet, Inc. and Fryburg Door.  He has extensive management experience and significant contacts in both the building and furniture industries in the Bank’s market.

Kenneth E. Taylor.  Mr. Taylor operates a grain and cattle farm and has significant experience in agricultural matters.

Michael S. Yoder.  Prior to his retirement, Mr. Yoder served as the head of shipping at Owens-Brockway and has extensive knowledge regarding shipping and logistical matters.

The Executive Committee of the Board is responsible for administering the Corporation's employee benefit plans; setting the compensation of the President and Chief Executive Officer; reviewing the criteria that form the basis for management's officer and employee compensation recommendations and reviewing management's recommendations in this regard.  The Executive Committee is composed of Messrs. Baker, Bratton, Mullet, Mast, Miller (Chairman) and Proper.  The Executive Committee met 12 times during 2011.  Each member of the Executive Committee meets the independence requirements prescribed under the NASDAQ Marketplace listing standards, except Mr. Proper. The Board of Directors has adopted a written charter governing the compensation responsibilities of the Executive Committee which may be found on the Corporation’s website at http://www.killbuckbank.com.

The Corporation has an Audit Committee established by and amongst the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee’s primary function involves the overseeing of the accounting and financial reporting process of the Corporation and the audits of its financial statements. In this regard, the Audit Committee is responsible for the engagement of the independent auditors, reviewing with those independent auditors the plans and results of the audit engagement, approving the annual audit plans, reviewing the results of procedures for internal auditing, reviewing the independence of the independent auditors, reviewing the Corporation’s financial results and Securities and Exchange Commission filings, reviewing the effectiveness of the Corporation’s internal controls and similar functions, and approving all audit and non-auditing services performed by the independent auditors.  The Audit Committee is composed of Messrs. Baker, Patterson, Taylor and Yoder (Chairman).  However, effective October 3, 2011, Mr. Taylor took an indefinite and unpaid leave of absence from the Corporation’s Board of Directors, which constitutes neither his permanent resignation nor his permanent removal from the Board.   At this time, Mr. Taylor’s leave of absence from service on the Board of Directors remains in effect.  Mr. Taylor’s leave of absence extended to his membership on the Audit Committee, and Mr. Taylor did not participate in the functions of the Audit Committee at any time following October 3, 2011.  All members of the Audit Committee met the independence standards of the NASDAQ Marketplace listing standards.  The Board of Directors has determined that the Corporation does not have an Audit Committee “financial expert,” as that term is defined under Item 407 of the Securities and Exchange Commission Regulation S-K.  However, the Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee.  At this time, the Board does not believe it is necessary to actively search for an outside person to serve on the Board who would qualify as a financial expert.  The Board of Directors has adopted a written charter for the Audit Committee which may be found on the Corporation’s website at http://www.killbuckbank.com.  The Audit Committee met 4 times during 2011.

The Investment & Funds Management Committee is responsible for reviewing the securities portfolio of the Corporation and makes recommendations to the full Board on matters affecting the market for the Corporation's common stock and the Corporation's dividend policy.

The Loan Committee reviews loan policy matters and approves loan requests as required by internal policy.

The Board of Directors of the Corporation meets bi-monthly for its regular meetings and upon call for special meetings.  During 2011, the Board met 24 times.  All directors of the Corporation attended at least 75 percent of the Board and Committee Meetings that they were scheduled to attend during 2011.

The Board has also adopted the Killbuck Bancshares, Inc. Code of Ethics and Business Conduct, which you may find on the Corporation’s website at http://www.killbuckbank.com.

Risk Oversight

The Board of Directors maintains responsibility for risk oversight in certain key areas of risk.  A clear understanding and working knowledge of the material risks inherent to the Corporation’s activities is an absolute necessity.  Material risks routinely monitored by the Board, or a specific committee of the Board, as the case may be, include: market risk; credit risk; and compliance risk.  A brief description of the Board’s function in monitoring these risks follows below.

Market Risk:  Market risk is the exposure to loss resulting from changes in interest rates and equity prices.  The primary market risk to which we are subject is interest rate risk.  The majority of our interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading such as loans, available for sale securities, interest bearing deposits, short term borrowings and long term borrowings.  Interest rate risk occurs when interest bearing assets and liabilities reprice at different times as market interest rates change.

The Board has an Investment and Funds Management Committee comprised of both senior executive officers and members of the Board of Directors (the “ALCO Committee”), which committee has been charged with the monthly monitoring of interest rate risk, including monitoring the effectiveness of the processes and control procedures used by the Bank to monitor the relative mix of assets and liabilities.  The principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.  The ALCO Committee submits a report of its monthly findings to the full Board of Directors.

Credit Risk:  The risk of nonpayment of loans, or credit risk, is inherent in commercial banking. The Board has appointed a Directors Loan Committee which monitors the Bank’s loan application and approval procedures.  The Directors Loan Committee routinely meets with the senior lender from each branch office and reviews all loans in excess of $10,000, and approves all long term Real Estate Mortgage loans up to $250,000 and all commercial loans to borrowers who have an aggregate borrowing relationship of $500,000 or greater.  In addition, the full Board of Directors maintains responsibility for monitoring troubled credits and approving any long term Real Estate mortgage loans over $250,000.  In that respect the Board routinely monitors all loans which are 30 days or more past due and receives quarterly reports from the Bank’s loan review specialist. The Board has also engaged an outside loan review consulting firm which reviews the Bank’s loan portfolio and reports to the Board on a semi-annual basis.

Compliance Risk:  The banking industry is heavily regulated, and the activities and operations of the Bank are subject to a number of detailed, complex and sometimes overlapping laws and regulations. The Board is also responsible for overseeing the Bank’s compliance with these various laws and regulations, which include without limitation state usury and consumer credit laws, the Federal Truth-in-Lending Act (Regulation Z), the Federal Equal Credit Opportunity Act (Regulation B), the Fair Credit Reporting Act (Regulation V), the Truth in Savings Act (Regulation DD), the Community Reinvestment Act (Regulation BB), anti-redlining legislation and antitrust laws.  In this respect, the full Board receives quarterly reports from the Bank’s Compliance Officer on regulatory compliance issues.  In addition, the Board has also contracted with two independent compliance consulting firms which each report to the Board on compliance with the Bank Secrecy Act.  The Board has also retained a consulting firm to provide regulatory compliance guidance on an as-needed basis.

Audit Committee Report

The Audit Committee of the Corporation’s Board of Directors (the “Committee”) is composed of four directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards, and operates under a written charter adopted by the Board of Directors.  The members of the Committee are Directors Baker, Patterson, Taylor and Yoder.  However, effective October 3, 2011, Mr. Taylor took an indefinite and unpaid leave of absence from the Corporation’s Board of Directors, which constitutes neither his permanent resignation nor his permanent removal from the Board.   At this time, Mr. Taylor’s leave of absence from service on the Board of Directors remains in effect.  Mr. Taylor’s leave of absence extended to his membership on the Audit Committee, and Mr. Taylor did not participate in the functions of the Audit Committee at any time following October 3, 2011, which is why Mr. Taylor’s name does not appear below this report.

The Committee recommends to the Board of Directors the selection of the Corporation’s independent auditors.  Management is responsible for the Corporation’s internal controls and the financial reporting process.  The independent auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent auditors.  Management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.  The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Corporation’s independent auditors also provided to the Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent auditors that firm’s independence.  The Committee has considered whether the provision of non-audit services by the independent auditors to the Corporation and its subsidiaries is compatible with maintaining the independence of the independent auditors.

Based upon the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission.

Michael S. Yoder, Chairman
John W. Baker
Gail E. Patterson

Selection of Auditors

S.R. Snodgrass, A.C. served as the Independent Auditor for the Corporation and its subsidiary for the fiscal year ended December 31, 2011.  It is the intention of the Corporation to appoint S.R. Snodgrass, A.C. as Independent Auditor for 2012.  Representatives of S.R. Snodgrass, A.C. are expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and to have the opportunity to make any statements they consider appropriate.

Audit Fees

The Corporation’s independent auditors billed the aggregate fees shown below for audit and all other services rendered to Corporation and its subsidiaries for fiscal years 2010 and 2011, respectively.

	2010	2011
Audit Fees	$48,750	$50,000
Audit-Related Fees	12,618	18,752	(1)
Tax Fees	8,500	8,500	(2)
All Other Fees	0	0

(1)
Audit-Related Fees paid for fiscal year 2011 include assurance and related services, travel expenses, the processing of the  Corporation’s reports on Form 10-Q and 10-K for filing with the Commission and audit of the Corporation’s employee benefit plan.

(2)	Tax Fees paid for fiscal year 2011 include return preparation and related consulting services.

PROPOSAL # 2
ADVISORY VOTE ON THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors proposes and recommends that the shareholders approve the selection by the Committee of the firm of S.R. Snodgrass, A.C. to serve as its independent registered public accounting firm for the Corporation for the year 2012. The firm has served as independent auditors for the Corporation since the formation of the Holding Company in 1992. Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution approving S.R. Snodgrass, A.C. as the Corporation’s independent registered public accounting firm is rejected by the shareholders then the Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

Proxies in the form solicited hereby which are returned to the Corporation will be voted in favor of this non-binding proposal unless otherwise instructed by the shareholder. Pursuant to the Corporation’s Code of Regulations, the affirmative vote of a majority of the share of Common Stock present in person or by proxy and entitled to vote is required to approve the appointment of S.R. Snodgrass, A.C.  Shares which are present at the meeting but not cast for or against this proposal, such as abstentions, will be equivalent to a vote cast against the proposal.

BOTH THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THE ADOPTION OF THIS NON-BINDING ADVISORY PROPOSAL.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Introduction

The Executive Committee, in its role as the compensation committee, administers our executive compensation program. The committee, which is composed of independent directors, except for Mr. Proper, is responsible for reviewing and determining executive officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the evaluation of all other officers and employees, for administering our incentive compensation programs, for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the board with respect to director compensation.  The Executive Committee annually evaluates the performance, considers compensation adjustments and makes a recommendation to the full Board of Directors regarding the level of compensation for the President and Chief Executive Officer.  The Executive Committee determines the level of compensation for all other executive officers within the constraints of the amounts approved by the Board.  In this regard, the Executive Committee conducts reviews, assembles compensation survey data and makes any necessary recommendations to the full Board of Directors regarding compensation matters.  The President and Chief Executive Officer participates with respect to the Committee’s decisions concerning other executive officers of the Corporation.

                The Executive Committee operates under a charter adopted by the Board of Directors. The Executive Committee annually reviews the adequacy of its charter and recommends changes to the board for approval. The charter grants the Committee the authority to retain and terminate advisors, including compensation consultants, accountants and legal counsel, to assist in discharging its duties.  The Executive Committee meets at scheduled times during the year and also acts upon occasion by written consent. The chair of the committee reports on committee activities and makes committee recommendations at meetings of the Board of Directors.

     Compensation Philosophy

Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management. Toward this end, the Executive Committee has developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:

●	Support a pay-for-performance policy that rewards executive officers for corporate performance.
●	Motivate executive officers to achieve strategic business goals.
●	Provide competitive compensation opportunities critical to the Corporation’s long-term success.

                The Committee collects and analyzes comparative executive compensation information from relevant peer groups and approves executive salary adjustments.  Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.

                The Committee uses comparisons of competitive executive pay practices taken from banking industry compensation surveys and may use the services of independent executive compensation advisors. Peer groups and competitive compensation practices are determined using executive compensation packages at bank holding companies and subsidiaries of comparable size to the Corporation and its subsidiaries.  In making its decisions regarding annual salary adjustments, the committee reviews quantitative and qualitative performance factors as part of an annual performance appraisal.  This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.

There are two principal components of the compensation program for all executive officers of the Corporation and its commercial bank subsidiary; a base salary component and a cash bonus incentive component. The Corporation also has a 401(k) plan.  The accounting and tax treatment of particular forms of compensation materially do not affect the committee’s compensation decisions. However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.

Components of Compensation

The elements of total compensation paid by the Corporation to its senior officers, including the President and Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table which appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in that Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:

●	Base salary;
●	Awards under our cash-based bonus compensation program;
●	Awards under our 401(k) and profit sharing pension plan;

Base Salary. It is the Executive Committee’s policy that a competitive base salary is essential in order to retain quality executive personnel.  The base salaries of the Named Executive Officers are reviewed by the Committee annually as well as at the time of any promotion or significant change in job responsibilities. The Committee reviews peer group data and compensation surveys sponsored by trade and consulting groups within the financial services industry to establish a market-competitive executive base salary program.  The reports and surveys utilized by the Committee generally break down overall compensation data into subcategories based upon the relative asset size of the various respondent institutions.  The Committee primarily utilizes the compensation data within its respective asset category.  For purposes of salary determinations made for the previous year, the Executive Committee used the Delves Group BAI 2011 Key Executive Bank Cash Compensation Survey (Great Lakes Region) as its primary peer data resource.  Based upon an analysis of the report data, the Committee determines an appropriate competitive salary range for each named executive officer. The Committee also undertakes a subjective evaluation of the performance of each respective individual and the performance of the Corporation overall for the previous fiscal year.  The exact placement of each named executive officer within the pre-established range is determined by a final subjective evaluation by the Committee of the performance of the executive during the prior year. The Committee uses no particular criteria in making performance-related determinations.  Salary income for each Named Executive Officer for calendar year 2011 is reported in the “Salary” column of the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.  The base salary amounts shown in the Summary Compensation Table include; fees paid to Mr. Lawhead in the amount of $17,100 for service in his capacity as a director of the Corporation and the Bank; and fees paid to Mr. Proper in the amount of $18,700 for service in his capacity as a director of the Corporation and the Bank.

Incentive Bonus Compensation. It is the Executive Committee’s policy that a significant portion of employee compensation should be payable annually in the form of a bonus based principally upon the overall financial performance of the Corporation. The Corporation maintains a cash bonus plan (the “Bonus Plan”) which, with respect to Named Executive Officers, is comprised of two components.  The first component consists of the profit sharing bonus, which is open to all employees and payable out of a bonus pool equal to 2.75% of the Corporation’s net income before income taxes.  In 2011, all employees of the Corporation received 2.6513% of their base salaries pursuant to the profit sharing bonus component.  Officers of the Corporation may also receive a discretionary cash bonus award under the Bonus Plan, the amount of which is based primarily upon a subjective evaluation of the performance of the respective individual and the overall performance of the Corporation for the previous fiscal year.  As in the case of salary determinations, the Committee uses no particular criteria in making performance-related determinations.  All payments under the Bonus Plan are shown in the “Bonus” column of the Summary Compensation Table.

Integrated Profit Sharing Pension and 401(k) Plan. The Corporation maintains an integrated profit sharing pension plan and a 401(k) plan.  Under the integrated profit sharing pension plan contribution formula, the Corporation, for each plan year, will contribute an amount equal to 8% of an employee’s compensation for the plan year and 5.7% of the amount of an employee’s excess compensation for the plan year.  Excess compensation is a participant’s compensation in excess of the designated integration level.  This designated integration level is 100% of the taxable wage base in effect at the beginning of the plan year.  The federal government annually adjusts the taxable wage base.  This plan does not permit nor require employees to make contributions to the plan.

The 401(k) plan allows employees to make salary reduction contributions to the plan up to the annual limit established by the IRS.  For each plan year, the Corporation may contribute to the plan an amount of matching contributions for a particular plan year, but the Bank may choose not to make matching contributions for a particular year.  For 2011, the Bank matched 25% of the employees’ voluntary contributions up to 1% of the employee’s compensation.

Both plans cover substantially all employees with one year of service and who have attained the age of 21. The Corporation’s contributions under these plans on behalf of the Named Executive Officers is included in the “all other compensation” column in the summary compensation table.

Group Life, Health and Disability Benefits. The Corporation provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its senior officers.  The Committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by other members of the relevant peer groups so as to assure that the Corporation is able to maintain a competitive position in terms of attracting and retaining officers and other employees. Except for the Corporation’s bank-owned life insurance (“BOLI”) arrangements with certain executive officers, our employee benefits plans are provided on a non-discriminatory basis to all employees.

The Corporation has BOLI arrangements with Messrs. Lawhead, Weaver, Proper and Cardinal that provide a death benefit in the amount of $60,000, $60,000, $40,000 and $20,000, respectively, payable to the respective executive’s beneficiaries upon death.  The Corporation has purchased life insurance policies on the lives of Messrs. Lawhead, Weaver, Proper and Cardinal in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Corporation pays all premiums due on the policies.  The economic benefit (the imputed income amount of this insurance) for the year 2011 to the named executive officers is included in the amounts for each of these executive officers set forth in the Summary Compensation Table under the column “All Other Compensation.”

      2011 Executive Officer Compensation

For 2011 the executive officers named in the Summary Compensation Table received salaries that were intended to maintain their compensation at a competitive level.

Adjustments in 2011 base salary were based upon each Named Executive’s annual performance review, an annual review of peer compensation, and the overall performance of the Corporation. These adjustments are consistent with the company’s salary budget which is approved by the Executive Committee and becomes part of the overall budget approved annually by the Board of Directors.

The Corporation provides a reasonable level of personal benefits, and perquisites to one or more Named Executive Officers to support the business interests of the bank, provide competitive compensation, and to recognize the substantial commitment both professionally and personally expected from executive officers. The aggregate value of perquisites and personal benefits, as defined under SEC rules, provided to each named executive officer is less than the reporting threshold value of $10,000.

The following table sets forth the annual and long-term compensation for the Corporation’s Named Executive Officers for 2011 and 2010.

 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) 1	Total ($)
Mr. Luther E. Proper Senior VP Administration. Former President and Chief Executive Officer (Retired effective March 21, 2011)	2011	$155,333	$38,601					$163,716	$357,650
	2010	$234,400	$38,271	-	-	-	-	$34,843	$307,514
Mr. Craig A. Lawhead President and Chief Executive Officer (Effective March 21, 2011)	2011	$166,100	$21,739					$19,882	$207,721
	2010	$145,575	$21,519	-	-	-	-	$18,901	$185,995
Mr. Victor H. Weaver Executive Vice President	2011	$95,000	$7,242					$9,516	$111,758
	2010	$72,100	$5,132					$7,095	$84,327
Mr. Lawrence M. Cardinal, Jr., Senior Vice President and Chief Financial Office 2	2011	$100,000	$9,061					$5,508	$114,569
	2010	$50,192	-	-	-	-	-	-	$50,192

1
The amounts shown in this column for the most recently completed fiscal year were derived from the following figures:  (1) payments made to Mr. Luther E. Proper in the amount of $102,831, representing the  value of Mr. Proper’s accumulated and unused sick time accrued over his 40 year career with the Corporation and $18,852 in unused vacation time accrued for the  2011 fiscal year; (2) contributions by the Corporation to its 401(k) Plan on behalf of the Named Executive Officers as follows – Mr. Luther E. Proper, $40,265; Mr. Craig A. Lawhead, $19,208; Mr. Victor H. Weaver, $9,202 and Mr. Lawrence M. Cardinal, Jr., $4,846; and (3) the economic benefit of life insurance coverage provided for the benefit of the Named Executive Officers as follows -  Mr. Luther E. Proper, $1,768; Mr. Craig A. Lawhead, $674; Mr. Victor H. Weaver, $314 and Mr. Lawrence M. Cardinal, Jr., $662.

2
Mr. Lawrence M. Cardinal, Jr. was hired as the CFO of the Corporation in June 2010.  He was not qualified for participation in the Corporation’s 401(k) and profit sharing pension plan or for coverage under the Corporation’s group life insurance policy for 2010.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John W. Baker	$25,400	0	0	0	0	$25,400
Theodore A. Bratton	24,300	0	0	0	0	24,300
Allan R. Mast	16,200	0	0	0	0	16,200
Max A. Miller	17,750	0	0	0	0	17,750
Dean J. Mullet	14,500	0	0	0	0	14,500
Kenneth E. Taylor	16,450	0	0	0	0	16,450
Michael S. Yoder	15,750	0	0	0	0	15,750
Gail E. Patterson	18,000	0	0	0	0	18,000
Luther E. Proper	18,700*	0	0	0	0	18,700*
Craig A. Lawhead	17,100*	0	0	0	0	17,100*
*	These respective amounts are included in Messrs. Proper and Lawhead’s salary as reported in the “Salary” column of the Summary Compensation Table.

Directors of the Corporation and its subsidiary, The Killbuck Savings Bank Company, received an annual retainer of $12,000 during 2011.  The Chairman of the Board received an annual retainer of $13,200.  In addition, committee members receive $250 per committee meeting attended.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports with regard to their ownership of Corporation Shares, and changes in such ownership, with the Securities and Exchange Commission.  Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Corporation or written representations that no Form 5s were required, the Corporation believes that during 2011 all Section 16(a) filing requirements applicable to its officers and directors were complied with. The Corporation has no shareholders who are ten percent beneficial owners.

Shareholder Proposals and Communications with Directors

If any stockholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2013, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, 165 N. Main Street, Killbuck, Ohio 44637, prior to the close of business on December 10, 2012.  Proposals from shareholders for next year’s annual meeting received by the Corporation after February 23, 2013 will be considered untimely.  With respect to such proposals, the Corporation will vote all shares for which it has received proxies in the interest of the Corporation as determined in the sole discretion of its Board of Directors.   The Corporation also retains its authority to discretionarily vote proxies with respect to shareholder proposals received by the Corporation after December 10, 2012, but prior to February 23, 2013, unless the proposing shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.

The Corporation’s Code of Regulations establishes advance notice procedures as to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors.  In order to make a director nomination at a stockholder meeting, it is necessary that you notify the Corporation: (i) with respect to an election to be held at an annual meeting of Shareholders, not fewer than 45 days in advance of the corresponding date for the date of the preceding year’s annual meeting of Shareholders, and (ii) with respect to an election to be held at a special meeting of Shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Shareholders.  Therefore, a shareholder desiring to make a nomination for consideration at the annual meeting of the Corporation in 2013 must provide notice of such nominee to the Corporation not later than March 30, 2013.  In addition, the notice must meet all other requirements contained in the Corporation’s Code of Regulations.  Any stockholder who wishes to take such action should obtain a copy of the Code of Regulations and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.  Unless the Nominating and Governance Committee of the Board of Directors independently determines in its discretion to nominate your candidate for election to the Board, submitting a nomination in this manner in no way requires the Corporation to provide a spot for your candidate on its form of proxy.

The Board of Directors has not established a formal process for security holders to send communications to the Board of Directors.  The Board of Directors has determined that in light of the general accessibility of the directors in the community served by the Corporation, no formal process is required.  However, an employee, officer or other interested party who has an interest in communicating with non-management members of the Board of Directors may do so by directing the communication to the Chairman of the Nominating and Governance Committee.

Other Matters

The Board of Directors of the Corporation is not aware of any other matters that may come before the meeting.  However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting.  A copy of the Corporation's 2011 report filed with the Securities and Exchange Commission, on Form 10-K, will be available without charge to shareholders on request.  Address all requests, in writing, for this document to: Mr. Craig Lawhead, President & CEO, Killbuck Bancshares, Inc., 165 N. Main Street, Killbuck, Ohio  44637.

Delivery of Documents To Shareholders Sharing an Address

Only one Proxy Statement and Annual Report are being delivered to multiple security holders sharing an address unless the Corporation has received contrary instructions from one or more of the security holders.  The Corporation will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a security holder at a shared address to which a single copy of the documents was delivered.  To request separate delivery of these materials now or in the future, a security holder may submit a written request to the Secretary of Killbuck Bancshares, Inc. at 165 N. Main Street, Killbuck, Ohio  44637 or call (330) 276-4881.  Additionally, any security holders presently sharing an address who are receiving multiple copies of the Proxy Statement and Annual Report and would like to receive a single copy of such materials may do so by directing their request to the Corporation in the manner provided above.

KILLBUCK BANCSHARES, INC.
165 N. Main Street, Killbuck, Ohio  44637

PROXY
PLEASE SIGN AND RETURN IMMEDIATELY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2012

The undersigned hereby appoints John W. Baker, Gail E. Patterson and Michael S. Yoder, or any one of them (with full power of substitution for me and in my name, place and stead), to vote all the common stock of Killbuck Bancshares, Inc. standing in my name on the books of said Corporation on March 30, 2012, at the stockholders meeting, to be held at the main office of said Corporation located at 165 N. Main Street, Killbuck, Ohio on May 14, 2012 at 7:00 p.m. (local time), or any adjournments thereof, upon all matters as set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1.	ELECTION OF FOUR DIRECTORS TO CLASS B

The Board of Directors recommends a vote “For” the election of the following nominees to the Corporation’s Board of Directors:

Craig A. Lawhead	Allan R. Mast	Dean J. Mullet	Luther E. Proper

For All the Nominees                                                                Withholding Authority for All the Nominees
☐                            ☐

To withhold authority to vote for any one or more nominees, indicate your selection as “For All the Nominees” and draw a line through the name of such nominee or nominees for which authority is withheld.

2.	ADVISORY VOTE ON THE APPOINTMENT OF S.R. SNODGRASS, A.C. TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2012.

The Board of Directors recommends a vote “For” the appointment of S.R. Snodgrass A.C. to serve as the Company’s independent registered public accounting firm for the year 2012:

              For                                                                                 Against
☐                    ☐

3.
THIS PROXY CONFERS ABSOLUTE DISCRETION TO VOTE ALL SHARES REPRESENTED HEREBY ON ANY BUSINESS AS MAY COME BEFORE THE MEETING (OR ANY ADJOURNMENT THEREOF) FOR WHICH THE CORPORATION HAD NOT RECEIVED PROPER NOTICE PRIOR TO FEBRUARY 19, 2012.

This proxy will be voted as directed above, and IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 and 2.

This Proxy may be revoked prior to its exercise by either written notice or personally at the meeting or by delivery to the Corporation of a subsequently dated and properly executed form of proxy.

Dated: ______________, 2012	___________________________________________

___________________________________________
Signatures of stockholder(s)

This proxy must be signed exactly as the name appears hereon.
(When signing as Attorney, Executor, Administrator, Trustee, Guardian, please give full title.  If more than one Trustee, all should sign.  All joint owners must sign.)